Exhibit 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

Gentlemen:

We are the former independent registered accountant of Gold Union Inc., formerly known as Advanced Ventures Corp. We have read the section entitled “Changes In And Disagreements With Accountants On Accounting And Financial Disclosure” of the Company’s Current Report on Form 8-K dated December 31, 2015, and are in agreement with the contents thereof in regard to our firm. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

December 31, 2015